Exhibit 99.1

NEWS RELEASE

Date:	October 22, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Point Advisors
817-310-0051

XETA Technologies Announces Departure of Director

October 22, 2009 - XETA Technologies (Nasdaq: XETA) today announced that Mr. Richard R. (Rick) Devenuti will resign as a member of the Board of Directors effective November 1, 2009.  Mr. Devenuti joined the Board of Directors in May 2008.  “I regret that due to increasing time requirements of other professional commitments, I am unable to continue my duties as a board member,” said Mr. Devenuti.  “I have great confidence in XETA’s competitive position, strategic direction and ability to execute.  I will continue to make myself available as a sounding board and hope that my contribution during my short time on the Board has been meaningful.”

Donald T. Duke, Chairman of the Board of Directors of XETA Technologies said, “On behalf of the entire Board of Directors, I would like to thank Rick for his many positive contributions.  Rick’s 20+ years of experience within the information technology industry has been very valuable to our Board of Directors and management team.  We thank him for his dedicated service.”

About XETA Technologies

XETA Technologies sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 27-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technoloiges (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.